Exhibit 99

PRESS RELEASE	May 2, 2007
FOR IMMEDIATE RELEASE
Ed Marxen named as Regional President of Piedmont Bank,
A Division of Yadkin Valley Bank and Trust Company
Elkin, NC
Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY)-
Yadkin Valley Bank and Trust Company names Ed Marxen as Regional President of Piedmont Bank, a Division of Yadkin Valley Bank and Trust Company. Yadkin Valley Bank and Trust Company (“the Bank”) is a wholly owned subsidiary of Yadkin Valley Financial Corporation. Ed has most recently served as Executive Vice President and the Mooresville City Executive. Steve Robinson, COO, stated, “We are indeed pleased to have a banker of Ed’s character and reputation taking over the role of Regional President. His performance during 38 years of banking experience serving in various positions in Mecklenburg, Burke, Iredell and Wilkes counties, and his leadership in Mooresville with our bank since 2003 have been stellar. We thank him for his service to our bank in the Mooresville area. We feel confident that Ed will serve the bank well in his new capacity.”
Ed and his wife Eleanor, reside in Mooresville and have two children, Edward L. Marxen II, an intern architect in Yadkin County and Renee M. Purdy, a CPA in Charlotte. He is a graduate of the Citadel and a retired Colonel of the United States Army Reserves.
In addition to his family, Marxen is also a believer in giving back through his civic involvement, having serving as Vice President and Treasurer of the South Iredell Community Development Corporation, board member of The Salvation Army of Iredell County, member of the Rotary Club of Mooresville/Lake Norman, board member of the Mooresville/Lake Norman United Way, and member of Mooresville/South Iredell Chamber of Commerce. He also serves as a Class Chairman for the Citadel Foundation.
Yadkin Valley Bank and Trust Company, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-four full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), East Bend, Jonesville and Yadkinville (Yadkin County), and Pfafftown (Forsyth County) . The offices in Mooresville and Statesville (Iredell County), Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” On April 16, 2007, the Bank opened a loan production office in Wilmington, North Carolina under the Yadkin Valley Bank name. Sidus Financial, LLC, as subsidiary of the Bank, provides mortgage lending services to customers in North Carolina, South Carolina, Virginia, Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Pennsylvania, Tennessee and West Virginia.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information contact:
William A. Long, President and CEO
(336) 526-6312
Source: Yadkin Valley Bank and Trust Company